Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-103267-03 of Ferrellgas, L.P. on Form S-3 of our reports dated October 11, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of Ferrellgas, L.P. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Ferrellgas, L.P. for the year ended July 31, 2005.
/s/ DELOITTE & TOUCHE, LLP
Kansas City, Missouri
October 11, 2005